Exhibit (b)(14)

                          SCUDDER NEW EUROPE FUND, INC.

         On February 4, 2002, the Board of Trustees of Scudder New Europe Fund, Inc., (the "Fund"), a Maryland corporation, adopted the following resolutions amending the By-Laws of the Fund to read as follows:

         RESOLVED, that, pursuant to the provision of Article X, Section 10.1 of the Fund's By-Laws, Article II, Section 2.1 of the Fund's By-Laws is hereby amended to read as follows:

         Section 2.1. Annual Meetings. An annual meeting of stockholders for the election of Directors and the transaction of such other business as may properly come before the meeting shall be held on a date between March 1, 2001 and March 31, 2002. The meeting will be held at such place within the United States as the Board of Directors shall select.

IN WITNESS WHEREOF, I hereunto set my hand and seal of the Fund on this 9th day of April 2002.


                                            /s/John Millette
                                            ------------------------------------
                                            John Millette, Secretary